Exhibit 99.8
MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.
13.25% SENIOR SECURED SECOND LIEN NOTES DUE 2018

INDENTURE
Dated as of [                    ], 2008

WELLS FARGO BANK NATIONAL ASSOCIATION
Trustee

		Page

ARTICLE 14
MISCELLANEOUS

Section 14.01	Notices	96
Section 14.02	Certificate and Opinion as to Conditions Precedent	97
Section 14.03	Statements Required in Certificate or Opinion	97
Section 14.04	Rules by Trustee and Agents	97
Section 14.05	No Personal Liability of Directors, Officers, Employees and Stockholders	98
Section 14.06	Governing Law; Waiver of Jury Trial	98
Section 14.07	No Adverse Interpretation of Other Agreements	98
Section 14.08	Successors	98
Section 14.09	Severability	98
Section 14.10	Counterpart Originals	98
Section 14.11	Table of Contents, Headings, etc	99
Section 14.12	Force Majeure	99

EXHIBITS

Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF REGULATION S TEMPORARY GLOBAL NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTORS

Schedule 1.1(a)	Existing Indebtedness
Schedule 1.1(b)	Existing Liens[1]
Schedule 1.1(c)	Scheduled Restricted Investments[2]

[1]	Only $10 million Citibank LC.

[2]	To be determined at closing.

     INDENTURE dated as of [                    ], 2008 among MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation, as issuer (the “Company”), the Guarantors listed on the signatures pages hereto and Wells Fargo Bank National Association, a national banking association, as trustee.
     The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 13.25% Senior Secured Second Lien Notes due 2018 (the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
Section 1.01 Definitions.
     “144A Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
     “Accounts Receivable” means net accounts receivable as reflected on a balance sheet in accordance with GAAP.
     “Acquired Debt” means, with respect to any specified Person, without duplication:
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including without limitation Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
     (2) Indebtedness secured by a Lien encumbering any asset at the time such asset is acquired by such specified Person.
     “Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
     (1) increased (without duplication) to the extent deducted in computing the Consolidated Net Income of such Person by:
          (a) provision for taxes based on income or profits or capital gains of such Person and its Subsidiaries for such period (including any tax sharing arrangements); plus
          (b) Consolidated Interest Expense of such Person for such period; plus
          (c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus
          (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the Transactions, any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the date hereof and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction; plus
          (e) other non-cash charges reducing the Consolidated Net Income of such Person for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus
          (f) the amount of any minority interest expense deducted in calculating the Consolidated Net Income of such Person (less the amount of any cash dividends or distributions paid to the holders of such minority interests); plus
          (g) non-recurring or unusual losses or expenses (including costs and expenses of litigation included in Consolidated Net Income pursuant to clause (b) of the definition of Consolidated Net Income); provided that the aggregate amount of all such losses or expenses added back pursuant to this clause (g) for purposes of calculating Adjusted EBITDA for any four-quarter reference period shall not exceed 10.0% of Adjusted EBITDA for that period; provided, further that losses in respect of settlements of, or judgments in respect of, and expenses incurred in connection with, any litigation may be added back without limitation; plus
     (2) to the extent deducted or added in computing Consolidated Net Income of such Person increased or decreased by (without duplication), any net loss or gain resulting from currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk); and
     (3) decreased to the extent included in Consolidated Net Income of such Person by, without duplication,
          (a) non-cash items increasing Consolidated Net Income of such Person and its Subsidiaries for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; plus
          (b) non-recurring or unusual gains increasing Consolidated Net Income of such Person and its Subsidiaries for such period; provided, that the aggregate amount of all such gains deducted pursuant to this clause (3)(b) for purposes of calculating Adjusted EBITDA for any four-quarter reference period shall not exceed 10.0% of Adjusted EBITDA for that period.
     “Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the Beneficial Ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, that, in no event shall GSMP and their Subsidiaries and other Persons engaged primarily in the investment of mezzanine securities that directly or indirectly are controlled by, or under common control with, the same investment adviser as GSMP (“GS Mezzanine Entities”) by virtue of their affiliation with affiliates other than GS Mezzanine Entities be deemed to control Holdco or any of its Subsidiaries for any purposes under this Indenture (including Section 2.09).
     “Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
     “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

     (1) 1.0% of the principal amount of such Note; and
     (2) the excess, if any, of (a) the present value at such Redemption Date of (x) the redemption price of such Note at the fifth anniversary of the Closing Date (such redemption price being set forth in the table appearing under Section 3.07(c) hereof), assuming that, if any portion of the interest on such Note has previously been capitalized, that all required future interest payments due on such Note on each Interest Payment Date through the second anniversary of the Closing Date were made through the capitalization of such interest payments due on each such Interest Payment Date, plus (y) all required interest payments on the Note through the fifth anniversary of the Closing Date (excluding accrued and unpaid interest to the Redemption Date and any interest either capitalized or assumed to have been capitalized under clause (x) above), and with such present value computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.
     “Article 6 Material Adverse Effect” means a material adverse effect on the financial position, results of operations, business, assets or liabilities of Holdco and its Subsidiaries, taken as a whole; provided, however, that the impact of the following matters shall be disregarded: (i) changes in general economic, financial market, credit market, regulatory or political conditions (whether resulting from acts of war or terrorism, an escalation of hostilities or otherwise) generally affecting the U.S. economy, foreign economies or the industries in which Holdco or its Subsidiaries operate, (ii) changes in generally accepted accounting principles, (iii) changes in laws of general applicability or interpretations thereof by any Governmental Authority, (iv) any change in Holdco’s stock price or trading volume, in and of itself, or any failure, in and of itself, by Holdco to meet revenue or earnings guidance published or otherwise provided to the Initial Purchasers (provided that any fact, condition, circumstance, event, change, development or effect underlying any such failure or change, other than any of the foregoing that is otherwise excluded pursuant to clauses (i) through (viii) hereof, may be taken into account in determining whether an Article 6 Material Adverse Effect has occurred or would reasonably be expected to occur), (v) losses resulting from any change in the valuations of Holdco’s portfolio of securities or sales of such securities and any effect resulting from such changes or sales, (vi) actions or omissions of Holdco or the Sponsors taken as required by the Equity Purchase Agreement or with the prior written consent of the Initial Purchasers, (vii) the public announcement, in and of itself, by a third party not affiliated with Holdco of any proposal to acquire the outstanding securities or all or substantially all of the assets of Holdco and (viii) the public announcement of the Equity Purchase Agreement and the transactions contemplated thereby (provided that this clause (viii) shall not apply with respect to Sections 1.2(c)(v), 2.2(d), 2.2(h) and 2.2(k) of the Equity Purchase Agreement); provided further, however, that an Article 6 Material Adverse Effect shall be deemed not to include the impact of the foregoing clauses (i), (ii) and (iii), in each case only insofar and to the extent that such circumstances, events, changes, developments or effects described in such clauses do not have a disproportionate effect on Holdco and its Subsidiaries (exclusive of its payments systems business) relative to other participants in the industry.
     “Asset Sale” means:
     (1) the sale, conveyance, transfer, assignment, lease (other than operating leases entered into in the ordinary course of business whether or not consistent with past practice) or other disposition, of property or assets (including by way of a sale and leaseback) of the Company or any Company Subsidiary (each referred to in this definition as a “disposition”); and
     (2) the issuance or sale of Equity Interests of any Company Subsidiary (other than preferred stock of Company Subsidiaries issued in compliance with Section 4.09 hereof);
whether in a single transaction or a series of related transactions, in each case, other than:

          (a) the disposition of (i) Cash and Cash Equivalents in the ordinary course of business, (ii) obsolete or worn out equipment or other tangible personal property or (iii) inventory sales in the ordinary course of business;
          (b) the disposition of portfolio securities for Highly Rated Investments or Cash and Cash Equivalents;
          (c) the disposition of all or substantially all the assets of the Company in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;
          (d) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 4.07 hereof;
          (e) any disposition of property or assets or issuance of securities by a Guarantor to the Company or by the Company or a Guarantor to a Guarantor;
          (f) any disposition of property or assets or issuance of securities by a Non-Guarantor to the Company or a Company Subsidiary;
          (g) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
          (h) the granting of Liens otherwise permitted by this Indenture;
          (i) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;
          (j) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
          (k) foreclosures on assets;
          (l) the unwinding of any Hedging Obligations;
          (m) sales of securities pursuant to Repurchase Agreements;
          (n) any transfer to MoneyGram International Holdings Limited of the loan from MoneyGram to MoneyGram International Holdings Limited in the amount of €92,500,000 pursuant to the Loan Agreement dated January 17, 2003 made to effectuate the forgiveness of such loan;
          (o) sales of accounts receivable on a non-recourse basis in connection with the collection or compromise thereof; and
          (p) any disposition of assets (other than Equity Interests of a Company Subsidiary) in any transaction or series of transactions with an aggregate fair market value not to exceed $10.0 million in any calendar year.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficial Ownership” and “Beneficially Own” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving Holdco with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by Holdco of all or substantially all of its assets.
     “Business Day” means any calendar day other than a Legal Holiday.
     “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets on liquidation of, the issuing Person.
     “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
     “Cash and Cash Equivalents” means:
     (1) U.S. dollars or Canadian dollars;
     (2) (a) euros or any national currency of any participating member state of the EMU or (b) such local currencies held from time to time in the ordinary course of business;
     (3) Government Securities or Highly Rated Investments;
     (4) securities issued by any agency of the United States or government-sponsored enterprise (such as debt securities or mortgage-backed securities issued by Freddie Mac, Fannie

Mae, Federal Home Loan Banks and other government-sponsored enterprises), which may or may not be backed by the full faith and credit of the United States, in each case maturing within three months or less and rated Aa1 or better by Moody’s and AA+ or better by S&P;
     (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding 13 months and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million in the case of a domestic bank and $250.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank;
     (6) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (4) above;
     (7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof;
     (8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above;
     (9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and
     (10) Scheduled Restricted Investments.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those authorized to be held in accordance with clauses (1) and (2); provided that such amounts are converted into any currency authorized to be held in accordance with clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
     “Change of Control” means the occurrence of any of the following:
     (1) prior to the occurrence of the stockholder vote pursuant to Section 2.2(d)(iii) of the Equity Purchase Agreement (the “Vote”), the Lead Sponsor shall dispose of any of the Capital Stock of Holdco other than the syndication of such Capital Stock in accordance with the Equity Purchase Agreement as in effect on the date hereof;
     (2) after the occurrence of the Vote (regardless of outcome), any Person (other than the Sponsors) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of Holdco entitled to vote generally in the election of directors (“Outstanding Corporation Voting Stock”);
     (3) the consummation of a Business Combination pursuant to which either (A) the Persons that were the Beneficial Owners of the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns Holdco or all or substantially all of Holdco’s assets either directly or through one or more subsidiaries), or (B) any Person (other than the Sponsors) Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination;
     (4) the failure by Holdco to own 100% of the Capital Stock of the Company;
     (5) the failure by the Company to own 100% of the Capital Stock of MoneyGram; or
     (6) the adoption of a plan relating to the liquidation of Holdco or the Company.
     “Clearstream” means Clearstream Banking, S.A.
     “Closing Date” has the meaning set forth in the Note Purchase Agreement.
     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “Collateral” means the collateral described in the Security Documents.
     “Collateral Agent” means the Trustee in its capacity as Collateral Agent under this Indenture and under the Security Documents and any successor thereto in such capacity.
     “Company” means MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation.
     “Company Subsidiary” means a Subsidiary of the Company.
     “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense (excluding amortization of signing bonuses), including the amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
     “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
     (1) consolidated interest expense of such Person and its Subsidiaries for such period, determined in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including (a) amortization of deferred financing fees, debt issuance costs, commissions, fees, expenses and original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 — “Accounting for Derivative Instruments and Hedging Activities”), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness); plus
     (2) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

     For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate implicit in such Capitalized Lease Obligation in accordance with GAAP.
     “Consolidated Net Income” means with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that
     (a) to the extent included in Net Income:
     (1) there shall be excluded in computing Consolidated Net Income (x) all extraordinary gains and (y) all extraordinary losses;
     (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles or policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;
     (3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;
     (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;
     (5) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded, except to the extent of the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;
     (6) solely for the purpose of determining the amount available for Restricted Payments under clause (iii) of 4.07(a) hereof, the Net Income or loss for such period of any Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived or such income has been dividended or distributed to the Company or to a Company Subsidiary without such restriction; provided, however, that for the avoidance of doubt, any restrictions based solely on (i) financial maintenance requirements imposed as a matter of state regulatory requirements or (ii) the types of restrictions set forth in clauses (cc), (dd) and (ee) of the definition of Permitted Liens shall not result in the exclusion of Net Income (loss); and provided, further, that any net loss of any Subsidiary of such Person (including any Guarantor), shall not be excluded pursuant to this clause (6);
     (7) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments not relating to the Restricted Investment Portfolio shall be excluded;

     (8) any Net Income (loss) for such Period will be excluded to the extent it relates to the impairment or appreciation of, or it is realized out of the income generated by, or from the sale or disposition of, any assets included in the Scheduled Restricted Investments;
     (9) any Net Income (loss) for such Period will be excluded to the extent it relates to the impairment or appreciation of any asset included the Restricted Investment Portfolio; provided, however, that subject to clause (8) any Net Income (loss) for such Period will be included to the extent that it is realized out of the sale, disposition or unwinding of any assets included in the Restricted Investment Portfolio;
     (10) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets” or Financial Accounting Standards Board Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Statement No. 141 “Business Combinations,” in each case to the extent deducted in calculating Net Income of such Person will be excluded;
     (11) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any non-cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with Transactions shall be excluded; and
     (12) any non-cash items included in the Consolidated Net Income of the Company as a result of an agreement of the Sponsors in respect of any equity participation shall be excluded; and
     (b) to the extent not already included in Net Income, any costs associated with any operational expenses or litigation costs or expenses (including any judgment or settlement) made by any direct or indirect parent company of the Company in respect of which the Company has made a Restricted Payment pursuant to clauses (7) and (8) of Section 4.07(b) shall be deducted from Net Income.
     Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only and in order to avoid double counting, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Company Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Company Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by the company or any Company Subsidiary, in each case to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.07(a)(iii)(C) hereof.
     “Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 14.01 hereof or such other address as to which the Trustee may give notice to the Company.
     “Credit Agreement” means [that certain Credit Agreement, dated as of [•], 2008, by and among the Company, JPMorgan Chase Bank, N.A., as the administrative agent, and the other financial institutions signatory thereto as amended, restated, amended and restated, modified renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.]3
     “Credit Facilities” means, one or more secured debt facilities (including, without limitation, the Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, restated, amended and restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default as defined in Section 6.01.
     “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A-1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
     “Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.
     “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any Company Subsidiary, as of the date of receipt of such non-cash consideration, in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration; provided that Designated Non-cash Consideration shall not exceed at any one time outstanding $25.0 million.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale) in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
     For purposes hereof, the amount (or principal amount) of any Disqualified Stock shall be equal to its voluntary or involuntary liquidation preference.

[3]	Amended and Restated Credit Agreement to be entered into at the Closing Date as provided in the Note Purchase Agreement and otherwise reasonably acceptable to GSMP.

     “Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Domestic Subsidiary of a Foreign Subsidiary, but in each case including any Subsidiary that guarantees Indebtedness under the Credit Agreement.
     “EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
     “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
     “Equity Purchase Agreement” means that certain Equity Purchase Agreement, dated February 11, 2008, among the Sponsors and Holdco.
     “Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Existing Indebtedness” means Indebtedness of the Company or the Company Subsidiaries in existence on the Closing Date, plus interest accruing thereon set forth on Schedule 1.1(a).4
     “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer as determined by the senior management (or if the fair market value of any asset or property exceeds $1.0 million, as determined by the disinterested members of the Board of Directors in its sole good faith judgment).
     “fair value” shall be defined in accordance with GAAP.
     “First Priority Liens” means all Liens that secure the First Priority Lien Obligations.
     “First Priority Lien Obligations” means (i) all Obligations of the Company and the Company Subsidiaries under the agreements governing Credit Facilities and (ii) all other Obligations of the Company or any of its Subsidiaries in respect of Hedging Obligations that are secured pursuant to the documentation evidencing Credit Facilities.
     “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Company Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

[4]	Schedule may include ordinary course indebtedness up to $5 million and will otherwise be subject to GSMP review in its full discretion

     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made (or committed to be made pursuant to a definitive agreement) by the Company or any Company Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Company Subsidiary or was merged with or into the Company or any Company Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Company may designate.
     Any Person that is a Company Subsidiary on the Calculation Date will be deemed to have been a Company Subsidiary at all times during the reference period, and any Person that is not a Company Subsidiary on the Calculation Date will be deemed not to have been a Company Subsidiary at any time during the reference period.
     “Fixed Charges” means, with respect to any Person for any period, the sum of:
     (1) the Consolidated Interest Expense of such Person for such period;
     (2) all cash dividend or distribution payments (excluding items eliminated in consolidation) on any series of preferred stock of any such Person and its Subsidiaries; and
     (3) all cash dividend or distribution payments (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person.
     “Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is (i) not organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) a disregarded entity for U.S. federal income tax purposes the sole assets of which consist of Equity Interests of entities described in clause (i) of this definition.
     “GAAP” means generally accepted accounting principles in the United States which are in effect on the date hereof; provided that if there has been a subsequent change in GAAP, the Company shall deliver to the Trustee on each Calculation Date a reconciliation of the calculation of Fixed Charge Coverage Ratio or Leverage Ratio, as applicable, pursuant to the Indenture to such calculation in accordance with GAAP in effect as of the Calculation Date.

     “Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
     “Global Notes” means, individually and collectively, each of the Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A-1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.
     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of the principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of the principal of or interest on the Government Securities evidenced by such depository receipt.
     “GSCP” means GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, GS Capital Partners VI Offshore Fund, L.P., and GS Capital Partners VI Fund, L.P.
     “GSMP” means GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd.
     “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
     “Guarantors” means:
     (1) Holdco;
     (2) all existing and subsequently acquired or organized Domestic Subsidiaries (other than Immaterial Subsidiaries and the SPEs); and

     (3) any other Domestic Subsidiary that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap, cap or collar agreements, and other similar agreements or arrangements designed primarily to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
     “Highly Rated Investments” means:
     (1) U.S. dollars, euros, Australian dollars, Canadian dollars, Pounds Sterling or any national currency of any participating state of the EMU;
     (2) Government Securities with maturities not to exceed 13 months;
     (3) securities (including fixed rate mortgages) issued by any agency of the United States or government-sponsored enterprise (such as debt securities or mortgage-backed securities issued by Freddie Mac, Fannie Mae, Federal Home Loan Banks and other government-sponsored enterprises), which may or may not be backed by the full faith and credit of the United States, rated Aaa by Moody’s and AAA by S&P, in each case with maturities not to exceed 13 months;
     (4) any overnight Repurchase Agreement with any bank or trust company organized under the laws of any state of the United States or any national banking association or any government securities dealer which is listed as reporting to the market statistics division of the Federal Reserve Bank of New York over-collateralized by 102% by any one or more of the securities described in clauses (2) or (3) above;
     (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of 13 months or less from the date of acquisition, banker’s acceptances with maturities not exceeding 13 months and overnight bank deposits, in each case (i) with any commercial bank having capital and surplus in excess of $500.0 million in the case of a domestic bank and $500.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of a foreign bank and (ii) rated Aa3 or better by Moody’s and AA- or better by S&P; and
     (6) any money market mutual fund registered under the Investment Company Act of 1940, as amended, that invest exclusively in any one or more of the securities described in clauses (2), (3), (4) or (5) above.
     “Holdco” means Moneygram International, Inc., a Delaware corporation.
     “Holdco Subsidiary” means a Subsidiary of Holdco.
     “Holder” means a Person in whose name a Note is registered.
     “IAI Global Note” means a Global Note substantially in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company; and provided further that the total assets of Subsidiaries qualifying as Immaterial Subsidiaries shall in no case be greater than $1.0 million in the aggregate.
     “Indebtedness” means, with respect to any Person, without duplication,
     (a) any indebtedness (including principal and premium) of such Person, whether or not contingent
     (1) in respect of borrowed money;
     (2) evidenced by bonds, notes, debentures or similar instruments or reimbursement obligations in respect of surety bonds, letters of credit and other similar instruments to the extent not collateralized with Cash and Cash Equivalents or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);
     (3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) or services, except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business;
     (4) representing obligations under Repurchase Agreements;
     (5) representing any Hedging Obligations; or
     (6) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.
     (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and
     (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness is equal to the lesser of the amount of Indebtedness secured by such Lien or the value of the property so secured.
     Notwithstanding the foregoing, the following shall not constitute Indebtedness: (i) Payment Service Obligations; (ii) ordinary course obligations with clearing banks relative to clearing accounts; (iii) Payment Instruments Funding Amounts; and (iv) for the avoidance of doubt, Equity Interests of Holdco issued pursuant to the Equity Purchase Agreement.
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

     “Initial Purchasers” means, collectively, GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd. and GSMP V Institutional US, Ltd. and their respective Affiliates.
     “Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, who are not also QIBs.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of [•], 2008, by and among [•], as amended, restated or otherwise modified from time to time, or replaced in connection with any amendment, restatement, modification, renewal or replacement of Credit Facilities.5
     “Interest Payment Date” has the meaning set forth in Paragraph 1 of the Note.
     “Investments” means with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (including the footnotes) of the Company and the Company Subsidiaries in the same manner as the other investments included in this definition to the extent such transactions involved the transfer of cash or other property.
     “Lead Sponsor” means Thomas H. Lee Partners, L.P. and its Affiliates.
     “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.
     “Leverage Ratio” means the ratio of Total Indebtedness to Adjusted EBITDA of the Company and its Subsidiaries for such period. In the event that the Company or any Company Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Leverage Ratio is being calculated but on or prior to or simultaneously with the event for which the calculation of the Leverage Ratio is made (the “Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable reference period.
     For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers and consolidations that have been made (or committed to be made pursuant to a definitive agreement) by the Company or any Company Subsidiary during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Calculation Date shall be given pro forma effect as if all such Investments, acquisitions, dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period. Additionally, if since the beginning of such reference period any Person that subsequently became a Company Subsidiary or was merged with or into the Company or any Company Subsidiary since the beginning of such reference period shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Leverage Ratio shall be

[5]	Intercreditor Agreement to be entered into on the Closing Date on the terms and conditions set forth on the term sheet attached as Exhibit D to the Equity Purchase Agreement and otherwise reasonably acceptable to GSMP.

calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations (including any cost savings associated therewith) shall be made in accordance with Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Company may designate.
     Any Person that is a Company Subsidiary on the Calculation Date will be deemed to have been a Company Subsidiary at all times during the reference period, and any Person that is not a Company Subsidiary on the Calculation Date will be deemed not to have been a Company Subsidiary at any time during the reference period.
     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest; provided that in no event shall an operating lease be deemed to constitute a Lien.
     “Material Adverse Effect” means a material adverse effect (a) on the financial position, results of operations, business, assets or liabilities of Holdco and its Subsidiaries, taken as a whole, (b) that would materially impair the ability of Holdco and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement or any of the other Financing Documents or (c) that would materially impair the rights and remedies of the Holders under this Indenture or any of the other Financing Documents (as defined in the Note Purchase Agreement), taken as a whole.
     “Minimum Liquidity Ratio” means the ratio of (a) the fair value of the Restricted Investment Portfolio (other than Scheduled Restricted Investments, which shall be valued at the lower of (x) fair value and (y) the amounts set forth adjacent to such Scheduled Restricted Investments in Schedule 1.1(c); provided, that any Scheduled Restricted Investments set forth under the heading C-1 on Schedule 1.1(c) shall be valued at fair value after June 30, 2008 and provided further, if any of such Scheduled Restricted Investments set forth under the heading C-2 on Schedule 1.1(c) (the “Specified SRIs”) have been sold, the aggregate value of such remaining Specified SRIs shall be the lower of (x) fair value of such remaining Specified SRIs and (y) aggregate value of all Specified SRIs set forth on Schedule 1.1(c) less the net proceeds received for the Specified SRIs sold (not to be less than zero)) to (b) all Payment Service Obligations.
     “MoneyGram” means MoneyGram Payment Systems, Inc., a Delaware corporation.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

     “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
     “Net Proceeds” means the aggregate cash proceeds received by the Company or any Company Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and, if such costs have not been incurred or invoiced, the Company’s good faith estimates thereof), amounts required to be applied to the repayment of principal, premium or penalty, if any, and interest on Indebtedness required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
     “Non-Guarantor” means any Subsidiary of Holdco other than the Company or any Guarantor.
     “Non-U.S. Person” means a Person who is not a U.S. Person.
     “Note Guarantees” means the guarantee by any Guarantor of the Company’s Obligations under this Indenture.
     “Note Purchase Agreement” means the Note Purchase Agreement, dated as of February 11, 2008, among the Company, Holdco and the Initial Purchasers.
     “Notes” has the meaning assigned to it in the preamble to this Indenture. For purposes of this Indenture, all references to “principal amount” shall include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.
     “Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the Holders of the Notes.
     “Officer” means the Chairman of the Board, if any, the Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Chief Legal Officer, the Secretary, any principal executive officer or any principal accounting officer of the Company.
     “Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 14.03 hereof.
     “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 14.03 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

     “Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).
     “Passive Holding Company Condition” shall be satisfied so long as Holdco or a Holdco Subsidiary (other than the Company and any of its Subsidiaries) does not:
     (1) directly incur any Indebtedness other than Permitted Holdco Indebtedness;
     (2) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it (except Permitted Holdco Liens); or
     (3) own any Equity Interests in any Person (other than the Company and its Subsidiaries) and own any other material assets (excluding Equity Interests) other than (w) Cash and Cash Equivalents, (x) assets under any stock incentive plans (including related agreements), loan stock purchase programs or incentive compensation plans, (y) pre-paid assets (e.g. deferred financing costs) and (z) deferred tax assets;
provided nothing in this definition shall restrict Holdco from performing its obligations under the Equity Purchase Agreement and the securities issued thereunder and under the certificates of designation contemplated thereby.
     “Payment Instruments Funding Amounts” means amounts advanced to and retained by the Company and its Subsidiaries as advance funding for the payment instruments or obligations arising under an official check agreement or a customer agreement entered into in the ordinary course of business.
     “Payment Service Obligations” means all liabilities of the Company and its Subsidiaries calculated in accordance with GAAP for outstanding payment instruments (as classified and defined as Payment Service Obligations in Holdco’s SEC Documents and if Holdco is not subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, Holdco’s most recent audited financial statements).
     “Permissible Parties” means any Holder, any prospective Holder and any broker dealer or securities analyst (so long as, in the case of a prospective Holder, broker dealer or securities analyst, such entity certifies to the Company that either it or the party to whom it is providing information is either (i) a qualified institutional buyer (as defined in Rule 144A under the Securities Act), (ii) a Person to whom sales of the Notes would be permitted under Regulation S under the Securities Act, or (iii) to an institutional investor that is an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act).
     “Permitted Holdco Indebtedness” means:
     (1) Indebtedness arising from agreements of Holdco providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however, that:
     (A) such Indebtedness is not reflected on the balance sheet of Holdco or any Holdco Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (1)(A)); and

     (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdco in connection with such disposition;
     (2) Obligations incurred under this Indenture;
     (3) Indebtedness incurred by Holdco in respect of interest rate Hedging Obligations of Holdco in existence on the Closing Date; and
     (4) Guarantees of other Indebtedness of the Company and the Subsidiary Guarantors permitted under Section 4.09(a) and Sections 4.09(b)(1), (2) (to the extent existing at the Closing Date), (4), (5), (11), (13) (to the extent the debt so extended, refunded, refinanced, renewed, replaced or defeased was guaranteed by Holdco in accordance with this Indenture) and (21) of this Indenture.
     “Permitted Holdco Liens” means, any Permitted Liens other than clauses (h), (i), (k), (p) and (bb) of the definition of Permitted Liens.
     “Permitted Investment” means:
     (1) any Investment in the Company or any Guarantor;
     (2) any Investments in any foreign Non-Guarantor Subsidiaries (other than SPEs) that together with all Investments made pursuant to this clause (2) shall not exceed $75.0 million or, on and after the Sell Down Date, $150.0 million;
     (3) any Investments (including Investments outstanding as of the date hereof) in SPEs provided that the total assets of all SPEs shall not exceed $2.0 billion at any one time outstanding;
     (4) any Investment in Cash or Cash Equivalents;
     (5) any Investment in the Restricted Investment Portfolio made in compliance with Section 4.18;
     (6) any Investment by the Company or any Guarantor in a Person, if as a result of such Investment:
          (a) such Person becomes a Guarantor; or
          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Guarantor;
     (7) any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;
     (8) any Investment existing on the date hereof (excluding assets held by any SPE) or made pursuant to legally binding written commitments in existence on the date hereof and any

Investment that replaces, refinances or refunds any such Investment; provided that such replacing, refinancing or refunding Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;
     (9) loans and advances to employees of Holdco, the Company or any of the Company Subsidiaries for reasonable and customary business related travel expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business whether or not consistent with past practice, and payroll advances;
     (10) any Investment acquired by the Company or any Company Subsidiary
          (a) in exchange for any other Investment or accounts receivable held by the Company or any Company Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Investment or accounts receivable or
          (b) as a result of a foreclosure by the Company or any Company Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (11) Hedging Obligations permitted under Section 4.09(b)(11) hereof;
     (12) Investments to the extent the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.07 hereof;
     (13) any Investments in or repurchases of the Notes;
     (14) receivables owing to the Company or any Company Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (15) Indebtedness permitted under Section 4.09 to the extent it constitutes an Investment;
     (16) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Company Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates; and
     (17) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed $25.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).
     “Permitted Liens” means, with respect to any Person:
     (a) Liens on assets of the Company or any of the Guarantors securing Credit Facilities pursuant to clause (b)(1) of Section 4.09;

     (b) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, old age pensions, or other social security or retirement benefits, or similar legislation, or deposits to secure bids, tenders, contracts (other than for the payment of Indebtedness for borrowed money) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent;
     (c) to the extent imposed by Law, landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case for sums overdue for a period of not more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other proceedings for review;
     (d) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
     (e) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or securing bonds required by applicable state regulatory licensing requirements or letters of credit or bank guarantees or similar instruments in lieu of such items or to support the issuance thereof issued pursuant to the request of and for the account of such Person in the ordinary course of its business, in an amount outstanding not to exceed $25.0 million; provided, however that there shall be no dollar limitation on any such Liens to the extent the bonds were required by applicable state regulatory licensing requirements or any appeal bonds posted in connection with litigation;
     (f) Liens securing Indebtedness permitted to be incurred pursuant to Sections 4.09(b)(4) or (5); provided, that Liens securing Indebtedness permitted to be incurred pursuant to clauses (b)(4) and (5) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be, and the proceeds and products thereof and accessions thereto;
     (g) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees) subject to the Intercreditor Agreement;
     (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property owned by the Company or any Company Subsidiary and that such Liens are released within 30 days of such Person becoming a Subsidiary;
     (i) Liens on property at the time the Company or a Company Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Company Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; and provided further that the Liens may not extend to any other property owned by the Company or any Company Subsidiary;
     (j) Liens securing Hedging Obligations incurred pursuant to Section 4.09(b)(11);
     (k) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (l) Liens existing on the Closing Date set forth on Schedule 1.1(b) hereto;
     (m) any Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien of the type referred to in clauses (a), (g), (i) and (l); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount of the Indebtedness permitted pursuant to such clause (a), (g), (i) and (l) and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (n) Liens in favor of Holdco, the Company or any Company Subsidiary;
     (o) licenses, sublicenses, leases or subleases that do not materially impair their use in the operation of the business of Holdco, the Company and the Company Subsidiaries, taken as a whole;
     (p) Liens solely on any cash earnest money deposits relating to asset sales or acquisition not in the ordinary course in connection with any letter of intent or purchase agreement not prohibited by this Indenture;
     (q) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (r) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (s) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;
     (t) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
     (w) Liens deemed to exist in connection with Repurchase Agreements; provided that such Liens do not extend to any assets other than those that are the subject of such Repurchase Agreements;
     (x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (y) set-off rights arising in the ordinary course of business;

     (z) any attachment or judgment Lien against Holdco, the Company or any Company Subsidiary, or any property of Holdco, the Company or any Company Subsidiary, so long as such Lien secures claims not otherwise constituting an Event of Default;
     (aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdco, the Company or any Company Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdco, the Company and the Company Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdco, the Company or any Company Subsidiary in the ordinary course of business;
     (bb) Liens securing Indebtedness or other obligations of Company Subsidiaries owing to the Company or another Company Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;
     (cc) restrictive contractual obligations with respect to assets comprising the Payment Instruments Funding Amounts or Payment Service Obligations, provided that such contractual obligations are no more restrictive in nature than those in effect on the Closing Date;
     (dd) ordinary course of business contractual obligations with clearing banks relative to clearing accounts, provided that such contractual obligations are no more restrictive in nature than those in effect on the Closing Date;
     (ee) the deposit or pre-funding of amounts in escrow pursuant to contractual obligations contained in customer agreements securing obligations not exceeding $25.0 million in the aggregate; and
     (ff) other Liens securing obligations not otherwise permitted by this definition not exceeding $100.0 million in the aggregate.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “PIK Interest” means interest paid in the form of increasing the outstanding principal amount of the Notes.
     “PIK Payment” means an interest payment made by increasing the outstanding principal amount of the Notes.
     “preferred stock” means any Equity Interest with preferential rights of payment of dividends or distributions or upon liquidation, dissolution, or winding up. For purposes hereof, the amount (or principal amount) of any preferred stock shall be equal to the greater of its voluntary or involuntary liquidation preference.
     “Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Qualified Equity Offering” means a public offering or private placement of Equity Interests (other than Disqualified Stock) of Holdco and any direct or indirect parent company of Holdco; provided that the net proceeds thereof are contributed by Holdco or such parent company to the Company and, in turn, by the Company to the MoneyGram as common equity.
     “Record Date” means for the interest payable on any applicable Interest Payment Date with respect to the Notes, March 15, June 15, September 15 and December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.
     “reference period” has the meaning assigned to it in the definition of “Fixed Charge Coverage Ratio.”
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, as amended, supplemented, restated or otherwise modified from time to time, among the Company, the Guarantors and the Initial Purchasers.
     “Registration Statement” means a Shelf Registration Statement and/or an S-1 Registration Statement as defined in the Registration Rights Agreement.
     “Regulation S” means Regulation S promulgated under the Securities Act.
     “Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
     “Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A-1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
     “Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A-2 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
     “Repurchase Agreement” means an agreement of a Person to purchase Cash and Cash Equivalents arising out of or in connection with the sale of the same or substantially similar Cash and Cash Equivalents.
     “Required Holders” means at any time the Holders of at least a majority of the amount of Notes then outstanding.
     “Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
     “Restricted Global Note” means a Global Note bearing the Private Placement Legend.
     “Restricted Investment” means an Investment other than a Permitted Investment.

     “Restricted Investment Portfolio” means assets of the Company and its Subsidiaries, which are restricted by state law, contract or otherwise designated by the Company for the payment of Payment Service Obligations.
     “Restricted Period” the period of forty-one (41) consecutive days beginning on and including the day on which Notes were first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “Rule 903” means Rule 903 promulgated under the Securities Act.
     “Rule 904” means Rule 904 promulgated under the Securities Act.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency group.
     “Scheduled Restricted Investments” means the securities listed on Schedule 1.1(c) hereto.
     “SEC” means the Securities and Exchange Commission.
     “SEC Documents” means, if Holdco is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act, Holdco’s latest Annual Report on Form 10-K under the Exchange Act.
     “Second Priority Liens” means all Liens that secure the Notes and the Note Guarantees, which Liens are subordinated to the First Priority Liens in accordance with the Intercreditor Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, amended and restated, renewed, replaced or otherwise modified from time to time, creating the Second Priority Liens in the Collateral.
     “Sell Down Date” means the 91st day following the date on which the Initial Purchasers cease to constitute the Required Holders.
     “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.
     “Similar Business” means (a) the global funds transfer and payment services business conducted by the Company and its Subsidiaries, (b) any other business described under the heading “Business” in Holdco’s Annual Report on Form 10-K under the Exchange Act for the fiscal year ended December 31, 2006, and (c) any business that is similar, reasonably related, incidental, complementary or ancillary thereto or any reasonable extension thereof.
     “SPEs” means Ferrum Trust, a Delaware business trust, Tsavorite Trust, a Delaware business trust, Hematite Trust, a Delaware business trust, Monazite Trust, a Delaware business trust, and, to the extent the formation thereof is not prohibited by the Indenture, any wholly-owned Subsidiary of the Company or trust (which is consolidated with the Company for financial statement purposes), in each case formed for the limited organizational purpose of isolating a limited and specified pool of assets with respect to rights and obligations pursuant to Payment Service Obligations, which assets shall consist solely of (i) Cash and Cash Equivalents, (ii) Accounts Receivable and (iii) interest rate Hedging Obligations that relate to Highly Rated Investments and Payment Service Obligations.
     “Sponsors” means the Lead Sponsor, GSCP and GSMP.
     “Subordinated Indebtedness” means:
     (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the Notes, and
     (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment or in respect of the proceeds of any collateral to the guarantee of such Guarantor.
     “Subsidiary” means, with respect to any Person:
     (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and
     (b) any partnership, joint venture, limited liability company or similar entity of which
     (1) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
     (2) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity;
     (c) any SPE.
     “Subsidiary Guarantor” means any Subsidiary which is a Guarantor.
     “TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended, as in effect on the date hereof.
     “total assets” of any Person shall mean total assets of such Person and its Subsidiaries, if any, on a consolidated basis in accordance with GAAP, as of the most recent balance sheet of such Person.
     “Total Indebtedness” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

     “Transactions” has the meaning set forth in the Note Purchase Agreement.
     “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to the fifth anniversary of the Closing Date; provided, however, that if the period from the Redemption Date to the fifth anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” means Wells Fargo Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
     “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.
     “Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.
     “Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
     “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing
     (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by
     (b) the sum of all such payments.
     “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
Section 1.02 Other Definitions.

Defined in
Term	Section

“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10

Defined in
Term	Section

“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Redemption Date”	3.07
“Registrar”	2.03
“Restricted Payments”	4.07
Section 1.03 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it; and shall be construed, in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural, and in the plural include the singular;
     (5) “will” shall be interpreted to express a command;
     (6) the word “including” means “including without limitation”;
     (7) any reference to any Person shall be construed to include such Person’s successors and permitted assigns;
     (8) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
     (9) for purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;
     (10) provisions apply to successive events and transactions; and

     (11) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
Section 2.01 Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibits A-1 and A-2 hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be initially issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided, however, that payments of PIK Interest shall be made in denominations of $1.00 and integral multiples of $1.00 rounded up to the nearest whole dollar and thus Notes increased by PIK Payments may be in integral multiples other than $1,000.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.
     (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibits A-1 or A-2 hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A-1 hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon (and giving effect to any PIK Interest made thereon by increasing the aggregate principal amount of such Global Note) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and payment of PIK Interest made thereon by increasing the aggregate principal amount of such Global Note. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
     (c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Restricted Period will be terminated upon the receipt by the Trustee of:
     (1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States Beneficial Ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any Beneficial Owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a Beneficial Ownership interest in a 144A Global

Note or an IAI Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and
     (2) an Officer’s Certificate from the Company.
     Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.
     (d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.
Section 2.02 Execution and Authentication.
     At least one Officer must sign the Notes for the Company by manual, facsimile or electronic image scan signature.
     If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
     A Note will not be valid or obligatory for any purpose or entitled to any benefits under this Indenture until authenticated substantially in the form of Exhibits A-1 or A-2 hereto by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been duly authenticated under this Indenture.
     The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof and PIK Payments in accordance with the terms of the Notes.
     On any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Note, the Trustee shall increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant interest period on the principal amount of such Global Note as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such increase.
     The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.
Section 2.03 Registrar and Paying Agent.
     The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Registrar will also facilitate the transfer of the Notes on behalf of the Company in accordance with Section 2.06 hereof. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.
     The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.
     The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
Section 2.04 Paying Agent to Hold Money in Trust.
     The Company will require each third-party Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.
Section 2.05 Holder Lists.
     The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.
Section 2.06 Transfer and Exchange.
     (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:
     (1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;
     (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or
     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
     Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (1) or (2) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
     (b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
     (1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than to a “distributor” (as defined in Rule 902(d) of Regulation S) and other than pursuant to Rule 144A). No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).
     (2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
          (A) both:

     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
          (B) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.
Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.
     (3) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
     (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof or, if permitted by the Applicable Procedures item (3) thereof ;
     (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or
     (C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

     (4) Transfer or Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer otherwise complies with the requirements of Section 2.06(b)(2) above and:
     (A) such transfer is effected pursuant to any Registration Statement in accordance with the Registration Rights Agreement; or
     (B) the Registrar receives the following:
     (i) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
     (ii) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.
(c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.
     (1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in subsection (1) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:
     (A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder to the effect set forth in Exhibit C hereto, including the certifications in item (2)(a) thereof;

     (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
     (2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

     (1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:
     (A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
     (B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or
     (F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.
     (2) Definitive Restricted Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Definitive Restricted Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Restricted Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:
     (A) such transfer is effected pursuant to any Registration Statement in accordance with the Registration Rights Agreement; or
     (B) the Registrar receives the following:
     (i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
     (ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Securities Act Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.
     (3) Definitive Unrestricted Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest in an Unrestricted Global Note is effected pursuant to subparagraphs (2)(A), (2)(B) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
     (e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, Opinions of Counsel, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
     (1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:
     (A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

     (B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
     (C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (2) Definitive Restricted Notes to Unrestricted Definitive Notes. Any Definitive Restricted Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:
     (A) any such transfer is effected pursuant to any Registration Statement in accordance with the Registration Rights Agreement; or
     (B) the Registrar receives the following:
     (i) if the Holder of such Definitive Restricted Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
     (ii) if the Holder of such Definitive Restricted Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
Upon satisfaction of the conditions of any of the clauses of this Section 2.06(e)(2), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver an Unrestricted Definitive Note in the appropriate aggregate principal amount to the Person designated by the Holder of such prior Restricted Definitive Note in instructions delivered to the Registrar by such Holder.
     (3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Note pursuant to the instructions from the Holder thereof.

     (f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
     (1) Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:
“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”
     (2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

     (3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note will bear a legend in substantially the following form:
     “THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.”
     (g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
     (h) General Provisions Relating to Transfers and Exchanges.
     (1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.
     (2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.15 and 9.04 hereof).
     (3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     (4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes, made in accordance with this Section 2.06, will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
     (5) Neither the Registrar nor the Company will be required:
     (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes selected for redemption under Section 3.02 hereof and ending at the close of business on the day of such mailing;
     (B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
     (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.
     (6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of the principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.
     (7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.
     (8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronic image scan.
     (9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     (10) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.
Section 2.07 Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.
     Every replacement Note issued in accordance with this Section 2.07 is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.
     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.
     If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) will be deemed to be no longer outstanding and will cease to accrue interest.
Section 2.09 Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company, a Guarantor or any obligor upon the Notes or any Affiliate of the Company, a Guarantor or of such other obligor.
Section 2.10 Temporary Notes.
     Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
     Holders, and beneficial holders, as the case may be, of temporary Notes will be entitled to all of the benefits of this Indenture.
Section 2.11 Cancellation.
     The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the discretion of the Trustee, the Registrar or the Paying Agent and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of canceled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
Section 2.12 Defaulted Interest.
     If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.
     Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
Section 2.13 Calculation of Principal Amount of Notes.
     The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes, including any increase in the principal amount thereof as a result of a PIK Payment, at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 2.13 shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate.
Section 2.14 CUSIP Numbers.
     The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3
REDEMPTION AND PREPAYMENT
Section 3.01 Notices to Trustee.
     If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth and certifying:
               (1) the clause of this Indenture pursuant to which the redemption shall occur;
               (2) the Redemption Date;
               (3) the principal amount of Notes to be redeemed; and
               (4) the redemption price;
Section 3.02 Selection of Notes to Be Redeemed or Purchased.
     If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis to the extent practicable unless otherwise required by law or applicable stock exchange requirements. If selection on a pro rata basis is not practicable for any reason, by lot or by such other method the Trustee shall deem fair and appropriate.
     In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
     The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof, except in cases of PIK Interest; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
Section 3.03 Notice of Redemption.
     Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 13 hereof.
     The notice will identify the Notes (including CUSIP number(s)) to be redeemed and will state:
(1) the Redemption Date;

(2) the appropriate method for calculation of the redemption price, but need not include the redemption price itself; the actual redemption price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two (2) Business Days prior to the Redemption Date unless the redemption is pursuant to Section 3.07(a) hereof, in which case such Officer’s Certificate should be delivered on the Redemption Date;
(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
(4) the name and address of the Paying Agent;
(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;
(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 35 days prior to the Redemption Date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
     The Company may provide in the notice of redemption that payment of the redemption price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person.
Section 3.04 Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may not be conditional, except as provided in Section 3.07(d). The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Section 3.05 Deposit of Redemption or Purchase Price.
     Prior to 10:00 a.m. (New York City time) on the Redemption Date or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly and in any event within two Business Days, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.
     If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption, whether such Notes are presented for payment. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
Section 3.06 Notes Redeemed or Purchased in Part.
     Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate of the Company is required for the Trustee to authenticate such new Note.
Section 3.07 Optional Redemption.
     (a) At any time prior to the fifth anniversary of the Closing Date, the Company may on any one or more occasions redeem all or any part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the then outstanding principal amount plus the Applicable Premium as of the date of redemption (the “Redemption Date”) and, without duplication, accrued and unpaid interest to (but not including) the Redemption Date, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.
     (b) Except pursuant to clause (a) or (d) of this Section 3.07, the Notes will not be redeemable at the Company’s option prior to the fifth anniversary of the Closing Date.
     (c) On or after the fifth anniversary of the Closing Date, the Company may on any one or more occasions redeem all or any part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages the then outstanding principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to (but not including) the applicable Redemption Date, if redeemed during the twelve-month period beginning on dates indicated below, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
Fifth anniversary of the Closing Date	106.625%
Sixth anniversary of the Closing Date	104.417%
Seventh anniversary of the Closing Date	103.313%
Eighth anniversary of the Closing Date and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.
     (d) At any time on or after the Sell Down Date and prior to the fourth anniversary of the Closing Date, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 113.250% of the then outstanding principal amount thereof, plus accrued and unpaid interest thereon to (but not including) the Redemption Date, with the net cash proceeds of one or more Qualified Equity Offerings, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date; provided that:
     (1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture, as such principal amount shall have been increased through the capitalization of interest (excluding Notes held by the Company and the Company Subsidiaries), remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.
     (e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Any optional redemption of Notes must relate to an aggregate principal amount of Notes being redeemed of at least the lesser of (a) $5.0 million and (b) the remaining outstanding principal amount of such Notes.
Section 3.08 Mandatory Redemption.
     (a) Except as set forth in Section 3.08(b), the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
     (b) Commencing with the first “accrual period” (as defined for purposes of the Code) ending after the fifth anniversary of the Closing Date and continuing with each subsequent accrual period thereafter, the Company shall pay in cash, on or before the end of such accrual period, an amount equal to the sum of the accrued and unpaid PIK Interest and the accrued and unpaid original issue discount (as defined for the purposes of the Code) (other than PIK Interest), with respect to the Notes if, but only to the extent that, the aggregate amount of the sum of (i) the PIK Interest and (ii) the original issue discount (other than PIK Interest), in each case that has accrued and not been paid in cash from the Closing Date through the end of such accrual period on the Notes, exceeds the product of the “issue price” (as defined for purposes of the Code) for the Notes and the “yield to maturity” (as defined for purposes of the Code) on the Notes. Any such payment shall first be allocated to the accrued and unpaid PIK Interest.
Section 3.09 Offer to Purchase by Application of Excess Proceeds.
     In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale Offer, it will follow the procedures specified below.
     The Asset Sale Offer shall be made to all Holders. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
     If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.
     Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:
     (1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
     (5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in $2,000 in principal amount or integral multiples of $1,000 in excess thereof, or if PIK Interest is paid, a minimum of $1.00 and integral multiples of $1.00 (in each case, in aggregate principal amount);
     (6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an electronic image scan or facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by Holdco so that only Notes in denominations of $2,000 in principal amount, or integral multiples of $1,000 in excess thereof, will be purchased, or if PIK Interest is paid, a minimum of $1.00 and integral multiples of $1.00;
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book entry transfer); and

     (10) any other procedures the Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.
     On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of the Company is required for the Trustee to authenticate and mail or deliver such new Note), in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.
     Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. To the extent that the provisions of any securities laws or regulations conflict with Section 4.10, this Section 3.09 or other provisions of this Indenture, the Company shall comply with applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 4.10, this Section 3.09 or such other provision by virtue of such compliance.
ARTICLE 4
COVENANTS
Section 4.01 Payment of Notes.
     The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. PIK Interest shall be considered paid on the date due if the Trustee is directed no later than three Business Days prior to such date to increase the principal amount of the Notes in an amount equal to the amount of the applicable PIK Interest.
     During any period in which a payment default hereunder or Event of Default has occurred and is continuing, interest on all principal and overdue interest on the Notes will accrue at a rate that is 2% higher than the interest rate on the Notes. During such period, the Company will also pay any post-petition interest in any proceeding under any Bankruptcy Law. Such interest would be in addition to any additional interest resulting from a payment default hereunder or other Event of Default.

Section 4.02 Maintenance of Office or Agency.
     The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
Section 4.03 Reports.
     (a) So long as any Notes are outstanding, Holdco will furnish to the Trustee and, if Holdco is not subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act, post on a confidential website to which Permissible Parties will be given unconditional access (the “Confidential Website”):
     (1) within 90 days after the end of each fiscal year, an annual management report of the Company containing audited consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP and in the form that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);
     (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a quarterly management report of the Company containing unaudited consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP and in the form that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act, (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”); and
     (3) within 10 Business Days after the occurrence of each event that would have been required to be reported in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act.
     (b) To the extent not already required by this Section 4.03, the Company will furnish to any Permissible Party, upon its request, information satisfying the requirements of Rule 144A.
     (c) [Reserved]

     (d) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
     (e) The information required to be delivered pursuant to clause (a) of this Section 4.03 will be deemed to have been furnished to the Trustee if Holdco has filed such information with the SEC via the EDGAR filing system and such reports are publicly available; provided, however that the Company shall notify the Trustee in writing of any filing under clause (a)(3) of this Section 4.03, and provided further, that unless requested in writing by a Holder, the Trustee shall have no obligations (i) to confirm that filings under clause (a) of this Section 4.03 have been made or (ii) to access any such filings.
Section 4.04 Compliance Certificate.
     (a) With respect to the fiscal year ending December 31, 2008 and thereafter, the Company shall deliver to the Trustee, within 90 days of each fiscal year, an Officer’s Certificate (the signer for which shall be the principal executive officer, principal accounting officer or principal financial officer of the Company) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture (including under Section 4.27), and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture (without regard to notice requirements or grace periods) and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).
     (b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee promptly, and in no case more than four Business Days after, any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.
Section 4.05 Taxes.
     The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies with respect to the Company and its Subsidiaries except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not be reasonably expected to have a Material Adverse Effect on Holdco and its Subsidiaries, taken as a whole.
Section 4.06 Stay, Extension and Usury Laws.
     The Company covenants (to the extent that they may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.
     (a) The Company will not, and will not permit any Company Subsidiary to, directly or indirectly:
     (1) declare or pay any dividend or make any distribution on account of the Company’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than dividends or distributions payable in Equity Interests of the Company (other than Disqualified Stock);
     (2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;
     (3) make any principal or other payment on, or redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness in each case prior to any scheduled repayment, sinking fund or maturity, other than Indebtedness permitted under Section 4.09(b)(9) hereof; or
     (4) make any Restricted Investment
(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
     (ii) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Leverage Ratio test or Fixed Charge Coverage Ratio test, as applicable, set forth in Section 4.09(a) hereof; and
     (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Company Subsidiaries after the date hereof (excluding Restricted Payments permitted by Sections 4.07(b)(2), (3), (4), (5), (6) and (7)), is less than the sum of:
     (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the first fiscal quarter following the Closing Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus
     (B) 100% of the aggregate amount of cash contributed to the common equity capital of the Company following the date hereof (other than by a Company Subsidiary); plus
     (C) to the extent not already included in Consolidated Net Income, the lesser of (x) the aggregate amount received in cash by the Company after the date hereof as a result of the sale or other disposition (other than to the Company or a Company Subsidiary) of, or by way of dividend, distribution or loan repayments on, Restricted

Investments made by the Company and the Company Subsidiaries after the date hereof or (y) the initial amount of such Restricted Investments made in compliance with the terms of this Indenture after the date hereof.
     (b) The provisions of Section 4.07(a) hereof will not prohibit:
     (1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as applicable, if at the date of declaration or notice such payment or redemption would have complied with the provisions of this Indenture;
     (2) the making of any Restricted Payment in exchange for, or out of the proceeds of, the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(iii)(B) hereof;
     (3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company that is incurred in compliance with Section 4.09 hereof so long as:
     (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in the issuance of such new Indebtedness;
     (B) such Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
     (C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and
     (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired.
     (4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parent companies held by any current or former employee, director, manager or consultant of the Company, any Company Subsidiary or any of their direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or similar agreement; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (4) in any four-fiscal quarter period shall not exceed $5.0 million as of the last day of such four-fiscal quarter period;

     (5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Company Subsidiary issued in accordance with Section 4.09 hereof;
     (6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (7) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, its direct or indirect parent companies in amounts required for either of their respective direct or indirect parent companies to actually pay the following:
     (A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;
     (B) foreign, federal, state and local income or franchise taxes, to the extent such income or franchise taxes are attributable to the income of the Company and its Subsidiaries;
     (C) general corporate expenses related to third party audit, legal and similar administrative expenses of any direct or indirect parent of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Company Subsidiaries;
     (D) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Subsidiaries (other than pursuant to clause (4) of this Section 4.07(b));
     (E) indemnification obligations of any direct or indirect parent company of the Company owing to directors, officers, employees or other Persons (including, without limitation, the Sponsors) under its charter or by-laws or pursuant to written agreements with such Person, or obligations in respect of director and officer insurance (including any premiums therefor); provided, however, that any indemnities owing to the Sponsors pursuant to the Equity Purchase Agreement shall only be permitted under this clause (E) to the extent such indemnities are as a result of third party claims relating to the Transactions; and provided, further, that no Restricted Payment may be made pursuant to this clause (E) to the extent such Restricted Payments are covered by Section 4.07(b)(8)(B);
     (F) fees and expenses incurred in connection with the Transactions;
     (G) amounts required to be paid by Holdco in connection with clause (4) of the definition of Permitted Holdco Indebtedness; and
     (H) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent of the Company;
     (8) a Restricted Payment with respect to the payment of (A) any judgment or any settlement of any litigation of any direct or indirect parent company of the Company or (B)

indemnification obligations of any direct or indirect parent company of the Company owing to directors, officers or employees under its charter or by-laws, in respect of a settlement to the extent such payments represent indirect payment obligations of the parent company; provided, however, that after giving effect to each Restricted Payment under this clause (8) (x) the Company would be in compliance with Sections 4.18 and 4.27 and (y) the excess of Cash and Cash Equivalents (that are not included in the Restricted Investment Portfolio) of the Company and its Subsidiaries plus the Restricted Investment Portfolio (using the valuation methodology set forth in the definition of Minimum Liquidity Ratio) over Payment Service Obligations would be an amount of no less than $75.0 million; or
     (9) other Restricted Payments in an aggregate amount not to exceed $25.0 million.
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (b) (other than clauses (b)(7)(A), (b)(7)(B), (b)(7)(C) or (b)(7)(D)), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
Section 4.08 Dividend and Other Payment Restrictions Affecting Company Subsidiaries.
     (a) The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Company Subsidiary to:
     (1) (A) pay dividends or make any other distributions to the Company or any Company Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Company or any Company Subsidiary;
     (2) make loans or advances to the Company or any Company Subsidiary; or
     (3) sell, lease or transfer any of its properties or assets to the Company or any Company Subsidiary.
     (b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:
     (1) contractual encumbrances or restrictions in effect on the date hereof including, without limitation, pursuant to the Credit Agreements (as in effect on the date hereof) and their related documentation and Hedging Obligations;
     (2) this Indenture, the Notes and the Note Guarantees;
     (3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;
     (4) applicable law or any applicable rule, regulation or order or similar restriction;
     (5) any agreement or other instrument of a Person acquired by the Company or any Company Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

     (6) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Company Subsidiary pursuant to an agreement that has been entered into relating to the sale or disposition of all or substantially all the Capital Stock or assets of that Company Subsidiary;
     (7) secured debt otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;
     (8) restrictions on cash or other deposits or portfolio securities or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (9) customary provisions in joint venture agreements, asset sale agreements, sale-lease back agreements and other similar agreements;
     (10) customary provisions contained in leases and other agreements entered into in the ordinary course of business;
     (11) any agreement for the sale or other disposition of a Company Subsidiary that restricts distributions by that Company Subsidiary pending the sale or other disposition;
     (12) any encumbrances or restrictions of the type referred to in Section 4.08(a)(1) through (a)(3) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b)(1) through (b)(11) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
     (13) Liens permitted to be incurred pursuant to Section 4.12 hereof.
Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.
     (a) The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, including in connection with any consolidation or merger, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt) and the Company will not issue any shares of Disqualified Stock and will not permit any Company Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that after the first anniversary of the Closing Date, the Company may incur Indebtedness or issue Disqualified Stock and any Subsidiary Guarantor or any Non-Guarantor (in respect of all Non-Guarantors in an aggregate amount of Indebtedness and preferred stock outstanding not to exceed at any time $10.0 million) may incur Indebtedness or issue shares of preferred stock, (x) prior to the Sell Down Date, if at any time the Leverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been less than 3.50 to 1.00, and (y) on or after the Sell Down Date, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the

Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.
     (b) The provisions of Section 4.09(a) hereof will not apply to any of the following items (collectively, “Permitted Debt”):
     (1) the incurrence by the Company of Indebtedness under Credit Facilities, the guarantee by the Guarantors of the Company’s obligations thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $550.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company since the date hereof to repay any such Indebtedness under Credit Facilities, and in the case of revolving facilities, that effect a corresponding reduction in commitments thereunder;
     (2) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes and the related Note Guarantees issued on the date hereof;
     (3) Existing Indebtedness (other than Indebtedness under Credit Facilities);
     (4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Subsidiary Guarantor the proceeds of which are applied to finance the development, construction, purchase, lease, repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed $10.0 million;
     (5) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Guarantor incurred to finance an acquisition or (y) Persons that are acquired by the Company or a Guarantor or merged into the Company or a Guarantor in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition or merger, either:
     (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test or Fixed Charge Coverage Ratio test, as applicable, set forth in Section 4.09(a), or
     (B) the Leverage Ratio or the Fixed Charge Coverage Ratio set forth in Section 4.09(a), as applicable, is no more than (or no less than, as applicable) such ratio immediately prior to such acquisition or merger; provided, that until the Sell Down Date, the aggregate amount of Indebtedness, Disqualified Stock or preferred stock outstanding at any one time pursuant to this clause (5)(B) shall not exceed $75.0 million;
     (6) Indebtedness incurred by the Company or any Company Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business consistent with past practice, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (7) Indebtedness arising from agreements of the Company or a Company Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Company Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Company Subsidiary for the purpose of financing such acquisition; provided, however, that:
     (A) such Indebtedness is not reflected on the balance sheet of the Company or any Company Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed to be reflected on such balance sheet for purposes of this clause (7)(A)); and
     (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or any Company Subsidiary in connection with such disposition;
     (8) (A) Indebtedness of the Company to a Guarantor or (B) Indebtedness of a Subsidiary Guarantor to the Company or another Subsidiary Guarantor; provided that any such Indebtedness is made pursuant to an intercompany note; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Subsidiary Guarantor) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (8);
     (9) (A) Indebtedness in an aggregate amount outstanding at any time not to exceed $75.0 million of the Company or of a Subsidiary Guarantor owing to a Non-Guarantor (other than an SPE) that is subordinated in right of payment to the Note Guarantee of such Subsidiary Guarantor on terms satisfactory to the Purchasers and (B) Indebtedness in an aggregate amount outstanding at any time not to exceed $75.0 million of a Non-Guarantor (other than an SPE) owing to the Company or to a Subsidiary Guarantor; provided, that any subsequent transfer of any such Indebtedness (except to the Company or another Company Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness that was not permitted by this clause (9);
     (10) shares of preferred stock of a Company Subsidiary issued to the Company or a Subsidiary Guarantor; provided that any subsequent transfer of any such shares of preferred stock (except to the Company or another Company Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock that was not permitted by this clause (10);
     (11) Indebtedness incurred by the Company or a Subsidiary Guarantor in respect of interest rate and/or currency Hedging Obligations of the Company and any Guarantor not entered into for speculative purposes or having the effect of a borrowing;
     (12) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Company Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

     (13) the incurrence by the Company or any Company Subsidiary of Indebtedness, Disqualified Stock or preferred stock that serves to extend, refund, refinance, renew, replace or defease any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 4.09(a) hereof and clause (b)(3) above, this clause (13) or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock, including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (A) other than in respect of Credit Facilities, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced;
     (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Notes or such Note Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and
     (C) shall not include:
     (i) Indebtedness, Disqualified Stock or preferred stock of a Company Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Company; or
     (ii) Indebtedness, Disqualified Stock or preferred stock of a Company Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor;
     (14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided such Indebtedness is extinguished within five Business Days of its incurrence;
     (15) the incurrence by the Company or any Company Subsidiary of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;
     (16) Indebtedness that may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal, bid, payment (other than payment of Indebtedness), reclamation, statutory obligations, bankers’ acceptances or similar obligations (including any bonds or letters of credit issued with respect thereto and all guarantee, reimbursement and indemnity agreements entered into in connection therewith) incurred in the ordinary course of business;
     (17) Obligations incurred in connection with any management or director deferred compensation plan;
     (18) Indebtedness in respect of (A) employee credit card programs and (B) netting services, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any such arrangements, the total amount of all deposits subject to such arrangement at all times equals or exceeds the total amount of overdrafts subject to such arrangement;
     (19) Indebtedness, Disqualified Stock and preferred stock of the Company or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (19), does not at any one time outstanding exceed $100.0 million;
     (20) Overnight Repurchase Agreements incurred in the ordinary course of business; and
     (21) Repurchase Agreements with maturities of less than 30 days (and excluding Indebtedness incurred pursuant to Section 4.09(b)(20)) which at any one time outstanding do not exceed $100.0 million.
     (c) Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary shall incur or have outstanding any Indebtedness to the SPEs.
     For purposes of determining compliance with this Section 4.09:
     (a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (21) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under Credit Facilities on the issue date will be treated as incurred on the issue date under clause (1) of Section 4.09(b) hereof; and
     (b) at the time of incurrence or reclassification, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) or (b) hereof.
     Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 4.09.
     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

     The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
     The amount of any Indebtedness outstanding as of any date will be:
     (a) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (b) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person that is otherwise non-recourse to the specified Person, the lesser of:
(1)	the fair market value of such assets at the date of determination; and

(2)	the amount of the Indebtedness of the other Person.
Section 4.10   Asset Sales.
     (a) The Company will not, and will not permit any Company Subsidiary to, consummate an Asset Sale, unless:
     (1) the Company or such Company Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and
     (2) at least 75% of the consideration received in the Asset Sale by the Company or such Subsidiary, as the case may be, is in the form of Cash and Cash Equivalents (in respect of the Company and the Guarantors, other than as provided in clause 2(b) of the definition of Cash and Cash Equivalents) or Designated Non-cash Consideration; provided that the amount of:
     (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Company Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Subsidiary has been validly released by all creditors in writing;
     (B) any securities, notes or other obligations or assets received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 90 days following the closing of such Asset Sale; and
     (C) any assets of the kind referred to in Section 4.10(b)(2) or (b)(4) below, shall be deemed to be cash for purposes of this Section 4.10 and for no other purpose.
     (b) Within 365 days after any of the Company’s or any Company Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Subsidiary may, at its option, reinvest, enter into a binding commitment to reinvest within 180 days from the date of the expiration of the 365-day period (an “Acceptable Commitment”), or may apply the Net Proceeds from such Asset Sale:
     (1) to repay Indebtedness of the Company or any of its Subsidiaries, other than Obligations owed to the Company or a Company Subsidiary and, in the case of Indebtedness under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto;
     (2) to acquire all or substantially all the assets of, or any Capital Stock of, another Similar Business, if, after giving effect to any such acquisition of Capital Stock, the Similar Business is or becomes a Company Subsidiary;
     (3) to make a capital expenditure; or
     (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Similar Business.
     (c) Any Acceptable Commitment that is later canceled or terminated for any reason before such Net Proceeds are so applied shall be treated as a permitted application of the Net Proceeds if the Company or such Company Subsidiary enters into another Acceptable Commitment prior to the later of (1) six months after the date of such cancellation or termination or (2) the end of the initial 365-day period.
     (d) Any Net Proceeds from an Asset Sale that are not invested or applied as provided and within the time period set forth in paragraph (b) above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all Holders of the Notes and all holders of any other Indebtedness that is pari passu with the Notes (containing provisions similar to those set forth in this Indenture with respect to offers to purchase or required prepayments or redemptions of such Indebtedness with the proceeds of sales of assets) to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.09 of this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 15 Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of Section 3.09 of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as needed so that no Notes of an unauthorized denomination will be purchased in part) based on the accreted value or principal amount of the Notes and other pari passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
     (e) Pending the final application of any Net Proceeds pursuant to this Section 4.10, the Company or the applicable Company Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

     (f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.
Section 4.11   Transactions with Affiliates.
     (a) The Company will not, and will not permit any Company Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), unless:
     (1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Company Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Company Subsidiary with an unrelated Person on an arm’s-length basis; and
     (2) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $5.0 million, a resolution adopted by the disinterested members of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
     (b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) above:
     (1) transactions between or among Holdco, the Company and/or any Company Subsidiary;
     (2) payments, grants or transfers permitted by Section 4.13 hereof;
     (3) reasonable and customary indemnities provided on behalf of officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Company Subsidiary;
     (4) the Transactions and the payment of all fees and expenses related to the Transactions;
     (5) any transaction or series of transactions involving consideration of less than $1.0 million;
     (6) the payment to an Affiliate by the Company or any Company Subsidiary of reasonable charges for travel in the ordinary course of business by any officer, director, manager, employee, agent, consultant, Affiliate or advisor of the Company or any Company Subsidiary;
     (7) the declaration and payment of any Restricted Payments by the Company to its direct or indirect parent companies in accordance with Section 4.07 hereof (other than pursuant to Section 4.07(b)(9)); and

     (8) as otherwise permitted herein, payments or loans (or cancellation of loans) to employees of the Company, any of its direct or indirect parent companies or any of its Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees which, in each case, are approved by the disinterested members of the Board of Directors of the Company in good faith that are not otherwise prohibited by this Indenture.
Section 4.12   Liens.
     The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens.
Section 4.13   Management Fees and Reimbursement of Expenses of Sponsors.
     The Company will not pay any management fees to the Lead Sponsor or its Affiliates. The Company may reimburse the Sponsors or their Affiliates for expenses in accordance with the provisions of the Equity Purchase Agreement, as in effect on the date hereof.
Section 4.14 Corporate Existence.
     Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) either its corporate existence or a limited liability company existence, and, with respect to each of the Company Subsidiaries, any corporate, limited liability company, partnership or other existence, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary (for the avoidance of doubt, this Section 4.14 shall not prevent the Company and its Subsidiaries from converting their corporate existence into limited liability companies); and
     (2) the rights (charter and statutory), licenses and franchises of the Company and the Company Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
     If the Company amends its organizational documents to effectuate a name change, the Company shall provide written notice to the Trustee within 30 days of such name change.
Section 4.15   Offer to Repurchase Upon Change of Control.
     (a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; or if PIK Interest is paid, a minimum of $1.00 and integral multiples of $1.00) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within

30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:
     (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered will be accepted for payment;
     (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);
     (3) that any Note not properly tendered will continue to accrue interest;
     (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, facsimile transmission, electronic image scan or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased;
     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; provided, however, that if PIK Interest is paid, the principal amount of such unpurchased portion may equal a minimum of $1.00 or an integral multiple of $1.00; and
     (8) the other instructions, as determined by the Company, consistent with this Section 4.15, that a Holder must follow.
     The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Sections 3.09 or 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.15 by virtue of such compliance.
     (b) On the Change of Control Payment Date, the Company will, to the extent lawful:

     (1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     The Paying Agent will promptly mail (but in any case within five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will notify the Holders of the Notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
     (c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 and Section 3.09 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.
Section 4.16   [Reserved]
Section 4.17   Payments for Consent.
     The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of Notes in consideration for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is concurrently offered to be paid or is concurrently paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Section 4.18   Investments in Respect of Payment Services Obligations.
     The Company shall at all times ensure that the Restricted Investment Portfolio shall consist solely of (i) Highly Rated Investments, (ii) Accounts Receivable, (iii) Scheduled Restricted Investments and (iv) interest rate Hedging Obligations that relate to Highly Rated Investments and Payment Service Obligations, in each case not subject to any Liens other than Liens set forth in clauses (v), (x), (y), (aa), (cc), (dd) and (ee) of the definition of Permitted Liens.
Section 4.19   Lead Sponsor Equity Anti-Layering.
     (a) All present or future Indebtedness of the Company or Guarantors issued to or acquired by the Lead Sponsor or its Affiliates shall not be subject to amortization or repayment prior to 6 months after the maturity of the Notes and be subordinated to the Notes pursuant to a subordination agreement reasonably acceptable to the Purchasers (which shall prohibit any enforcement action on such Indebtedness so long as the Notes are outstanding) and (b) no present or future Indebtedness of any Non-Guarantor may be issued to or acquired by the Lead Sponsor or any of its Affiliates; provided, that this Section 4.19 shall not apply from and after the Sell Down Date.
Section 4.20   Business Activities.
     The Company will not, and will not permit any Company Subsidiary to, engage in any business other than Similar Businesses, except to such extent as would not be material to the Company and the Company Subsidiaries taken as a whole.
Section 4.21   Maintenance of Properties.
     The Company will, and will cause each of the Company Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all tangible properties necessary in the operation of the business of the Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
Section 4.22   Insurance.
     The Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the material assets, properties and businesses of the Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar sizes, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
Section 4.23 Books and Records; Inspections.
     The Company will, and will cause each of Subsidiaries to, keep adequate books of record and accounts to allow preparation of financial statements in accordance with GAAP.
Section 4.24   Compliance with Laws.
     The Company will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all environmental laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.25   Additional Note Guarantees.
     On or after the date of this Indenture, any newly acquired or created Domestic Subsidiary (other than any Immaterial Subsidiary or SPE) will become a Guarantor and guarantee the Company’s Obligations in respect of the Notes and execute a supplemental indenture in the form of Exhibit E hereto and deliver an Opinion of Counsel satisfactory to the Trustee within 15 Business Days of the date on which it was acquired or created or incurred.

     Section 4.26   Holding Company Covenant.
     Holdco and each Holdco Subsidiary (other than the Company and any of its Subsidiaries) shall not engage in any activity or suffer to have any condition outstanding that would violate the Passive Holding Company Condition.
Section 4.27   Maintenance of Minimum Liquidity Ratio
     The Company and its Subsidiaries shall maintain at all times on a consolidated basis a Minimum Liquidity Ratio of 1.00 to 1.00.
ARTICLE 5
SUCCESSORS
Section 5.01   Merger, Consolidation or Sale of Assets.
     The Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, convey or otherwise dispose of all or substantially all the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:
     (1) either:
     (A) the Company is the surviving company; or
     (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;
     (2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
     (3) immediately after such transaction, no Default or Event of Default exists;
     (4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test or Fixed Charge Coverage Ratio test, as applicable, set forth in Section 4.09(a) hereof, or (B) the Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, would be no more than (or no less than, as applicable) such ratio immediately prior to the transaction (it being understood that any incremental Indebtedness of the Successor Company must independently be permitted to be incurred pursuant to Section 4.09);
     (5) each Guarantor, unless it is the other party to the transactions described above or is being released as part of the transaction, in which case Section 10.04(1)(b) shall apply, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and
     (6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the provisions described in this paragraph.
     The Successor Company will succeed to, and be substituted for the Company under this Indenture and the Notes. Any Company Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Company Subsidiary. In addition, the Company will not, directly or indirectly, lease all or substantially all the properties and assets of the Company and the Company Subsidiaries taken as a whole, in one or more related transactions, to any other Person, other than the sublease by the Company of its offices to one or more Persons.
     Notwithstanding the foregoing, the Transactions will be permitted without compliance with this Section 5.01.
Section 5.02   Successor Corporation Substituted.
     Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01   Events of Default.
     Each of the following is an “Event of Default”:
     (1) default in payment when due and payable, upon redemption, acceleration or otherwise, of the principal of, or premium, if any, on the Notes issued under this Indenture;
     (2) default for five Business Days or more in the payment when due of interest on the Notes;
     (3) (A) failure by the Company to comply with its obligations under Sections 4.15 or 5.01 hereof or (B) failure by the Company or any Company Subsidiary for 45 days (30 days in respect of Section 4.27) after receipt of written notice given by the Trustee or the actual knowledge of the Company of such failure, to comply with any of its other agreements under this Indenture or the Notes to the extent such failure does not otherwise constitute a Default under clause (1), (2) or (3)(A) above;

     (4) (A) the failure by the Company or any Company Subsidiary to pay any Indebtedness that is pari passu with the Notes within any applicable grace period after final maturity or acceleration by the holders thereof because of a default or (B) a default occurs with respect to any Indebtedness of the Company or any Company Subsidiary that is subordinated to the Notes, which default permits the holder or holders thereof (or any trustee or agent on their behalf) to accelerate such Indebtedness (giving effect to any applicable grace period), and, in the case of (A) or (B) the total amount of such Indebtedness unpaid or accelerated or in default at the time exceeds $15.0 million;
     (5) final judgments against Holdco or any of its Subsidiaries aggregating in excess of $15.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final;
     (6) either the Company or any Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case,
     (B) consents to the entry of an order for relief against it in an involuntary case,
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,
     (D) makes a general assignment for the benefit of its creditors, or
     (E) has acknowledged in writing that it is generally not paying its debts as they become due;
     (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against either of the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of either of the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of either of the Company or any of the Company’s Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;
     and the order or decree remains unstayed and in effect for 60 consecutive days; or
     (8) the Guarantee of any Significant Subsidiary (or any group of subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of subsidiaries that together would constitute a Significant Subsidiary) of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of the related indenture or the release of any such Note Guarantee in accordance with this Indenture;
     (9) for more than 45 days after receipt by the Company or any Company Subsidiary of written notice given by the Trustee or actual knowledge of the Company thereof, the representations and warranties of Holdco or the Company contained in the Note Purchase Agreement, shall be untrue in any respect on and as of the date such representations and warranties were made (without regard to any qualification of “materiality,” “material” or “Material Adverse Effect” contained therein), except where the failure or failures of such representations and warranties to be true (a) did not have or would not have been reasonably expected to have or has not had an Article 6 Material Adverse Effect, (b) would not materially impair the ability of Holdco and its Subsidiaries, taken as a whole, to perform their obligations under this Indenture, the Note Purchase Agreement, the Intercreditor Agreement or any Security Documents, or (c) would not materially impair the rights and remedies of the Initial Purchasers under this Indenture, the Note Purchase Agreement, the Intercreditor Agreement or any Security Documents, taken as a whole; or
     (10) at any time, (i) any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof and the Intercreditor Agreement or the satisfaction in full of the Obligations under this Indenture and the Notes in accordance with the terms hereof) or shall be declared null and void, (ii) Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document and the Intercreditor Agreement, in each case for any reason other than the failure of Collateral Agent to take any action within its control, or (iii) Holdco or any of its Subsidiaries shall contest the validity or enforceability of any Security Document in writing or deny in writing that it has any further liability under any Security Document to which it is a party.
Section 6.02   Acceleration.
     In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to the Company, any Company Subsidiary that is a Significant Subsidiary or any group of Company Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Required Holders may declare all the Notes to be due and payable immediately by notice to the Company and the Trustee, specifying the Event of Default.
     Upon any such declaration, the Notes shall become due and payable immediately.
     The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

Section 6.03 Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.04 Waiver of Past Defaults.
     Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.05 Control by Majority.
     Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability.
Section 6.06 Limitation on Suits.
     A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;
     (3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
Section 6.07 Rights of Holders of Notes to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
Section 6.08 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of the principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.09 Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10 Priorities.
     If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

     First: to the Trustee, its agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
     Third: to the Company or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.
Section 6.11 Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
Section 7.01 Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
     (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     (f) The Trustee will not be liable for interest on any money received by it except as set forth herein or as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
Section 7.02 Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
     (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct of any agent appointed with due care other than willful misconduct.
     (d) The Trustee will not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer thereof.
     (f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

     (g) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
     (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.
     (i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.
     (k) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
Section 7.03 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.
Section 7.04 Trustee’s Disclaimer.
     The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.05 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of the principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Compensation and Indemnity.
     (a) The Company will pay to the Trustee from time to time such compensation as shall be agreed in writing between the Company and the Trustee for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.
     (b) The Company and the Guarantors will jointly and severally indemnify the Trustee against any and all losses, damages, claims, costs, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by a Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. Holdco will defend the claim and the Trustee will cooperate in the defense. The Trustee may have one separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld or delayed.
     (c) The obligations of the Company and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture.
     (d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
     (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.07 Replacement of Trustee.
     (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.
     (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.09 hereof;

     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a custodian or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
     (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will use commercially reasonable efforts to promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
     (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.
     (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee.
Section 7.08 Successor Trustee by Merger, etc.
     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
Section 7.09 Eligibility; Disqualification.
     There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and (a) that has a combined capital and surplus of at least $100.0 million or (b) is a wholly-owned subsidiary of a bank holding company having a combined capital and surplus of at least $50.0 million, in each case as set forth in its most recent published annual report of condition.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
Section 8.02 Legal Defeasance and Discharge.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:
     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.05 hereof;
     (2) the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and
     (4) this Article 8.
If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default under clauses (3), (4), (5), (6) (solely with respect to a Significant Subsidiary), (7) (solely with respect to a Significant Subsidiary) and (8) of Section 6.01. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
Section 8.03 Covenant Defeasance.
     Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.17, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26 and 4.27 hereof and clauses (4), (5) and (6) of Section 5.01 and the penultimate paragraph of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5), 6.01(6) (solely with respect to a Significant Subsidiary), and 6.01(7) through 6.01(9) hereof will not constitute Events of Default.
Section 8.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated maturity date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated maturity or to a particular Redemption Date;
     (2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:
     (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or
     (B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel, subject to customary assumptions and exclusions, shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of a Lien to secure the deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which Holdco or any Guarantor is bound;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound; and
     (6) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.
Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
     The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance.
Section 8.06 Repayment to the Company.
     Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.
Section 8.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of the principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01 Without Consent of Holders of Notes.
     Notwithstanding Section 9.02 of this Indenture, from and after the Sell Down Date, and, with respect to clauses (3), (7) and (9), at any time, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement this Indenture or the Notes:
     (1) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of the Company or any Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 5 hereof;
     (4) to make any change that would provide any additional rights or benefits to the Holders;
     (5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;
     (6) to evidence and provide for the acceptance and appointment under this Indenture of a successor trustee pursuant to the requirements thereof;
     (7) to add a Guarantor under this Indenture;
     (8) to make any change that does not adversely affect the rights of the Holders of the Notes in any respect; or
     (9) to make any change reasonably necessary to cause the Indenture to conform to the TIA.
     Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the

Trustee of the documents described in Section 9.05 hereof, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
Section 9.02 With Consent of Holders of Notes.
     Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.15 hereof) and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08, 2.09 and 2.13 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
     Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.05 hereof, the Trustee will join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture. As long as the Initial Purchasers do not constitute the Required Holders, it shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
     After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce or increase the principal amount of Notes other than pursuant to the payment of PIK Interest;
     (2) change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

     (3) reduce the rate of or change the time for payment of interest on any Note;
     (4) waive a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture which cannot be amended or modified without the consent of all Holders);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of the principal of, or interest or premium, if any, on, the Notes;
     (7) make any change in the preceding amendment and waiver provisions; or
     (8) impair the right of any Holder to receive payment of the principal of, or interest on, such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.
Section 9.03 Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
     As long as the Initial Purchasers do not constitute the Required Holders, the Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.
Section 9.04 Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.
     The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture. Notwithstanding the foregoing, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a notation of Guarantee, the form of which is attached as Exhibit D hereto, and supplemental indenture to this Indenture, the form of which is attached as Exhibit E hereto.
ARTICLE 10
NOTE GUARANTEES
Section 10.01 Guarantee.
     (a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
     (1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

     (c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
Section 10.02 Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
Section 10.03 Execution and Delivery of Note Guarantee.
     To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.
     Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.
     If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
     The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

     In the event that the Company creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.25 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.25 hereof and this Article 10, to the extent applicable.
Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.
     Except as otherwise provided in Section 10.05 hereof, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:
(1)	(a)	such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

	(b)	the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Note Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

	(c)	immediately after such transaction, no Default or Event of Default exists; and

	(d)	the Company shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; or
     (2) the transaction is made in compliance with Section 4.10 hereof.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, and notwithstanding clause 2 above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.05 Releases.
     The Note Guarantee of a Guarantor will be released:
     (a) in connection with any sale or other disposition of all or substantially all the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Company Subsidiary, if the sale or other disposition does not violate Section 4.10 hereof;
     (b) in connection with any sale or other disposition of all the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Company Subsidiary, if the sale or other disposition does not violate Section 4.10 hereof;
     (c) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 13 hereof; or
     (d) upon the contemporaneous release of such Guarantor’s Guarantee of all Obligations under the Credit Agreement in accordance with the Intercreditor Agreement.
     Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of the principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.
ARTICLE 11
RANKING OF NOTE LIENS
Section 11.01 Agreement for the Benefit of Holders of First Priority Liens.
     The Trustee and the Collateral Agent agree, and each Holder by accepting a Note agrees, that this Indenture, the Notes, the Note Guarantees and the Security Documents are subject to the Intercreditor Agreement.
     Section 11.02 Notes, Note Guarantees and other Obligations with respect to the Notes not Subordinated.
     The provisions of this Article 11 are intended solely to set forth the relative ranking, as Liens, of the Second Priority Liens as against the First Priority Liens. The Notes and Note Guarantees are senior unsubordinated obligations of the Company and Guarantors, respectively. Neither the Notes, the Note Guarantees and other Obligations of the Company under this Indenture and the Notes nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than the exercise of rights and remedies of a secured party, which are subject to the Intercreditor Agreement) are intended to be, or will ever be by reason of the provisions of this Article 11, in any respect subordinated, deferred, postponed, restricted or prejudiced, (except as set forth in the Intercreditor Agreement).
Section 11.03 Relative Rights.
     The Intercreditor Agreement defines the relative rights, as lienholders, of holders of Second Priority Liens and holders of First Priority Liens. Nothing in this Article 11 will:

     (a) impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium and interest on the Notes in accordance with their terms or to perform any other obligation of the Company or any other obligor under this Indenture, the Notes, the Note Guarantees and the Security Documents;
     (b) restrict the right of any Holder to sue for payments that are then due and owing, in a manner not inconsistent with the provisions of the Intercreditor Agreement;
     (c) prevent the Trustee, the Collateral Agent or any Holder from exercising against the Company or any other obligor any of its other available remedies upon a Default or Event of Default (other than its rights as a secured party, which are subject to the Intercreditor Agreement); or
     (d) restrict the right of the Trustee, the Collateral Agent or any Holder:
     (1) to file and prosecute a petition seeking an order for relief in an involuntary bankruptcy case as to the Company or any Guarantor or otherwise to commence, or seek relief commencing, any insolvency or liquidation proceeding involuntarily against the Company or any Guarantor;
     (2) to make, support or oppose any request for an order for dismissal, abstention or conversion in any insolvency or liquidation proceeding;
     (3) to make, support or oppose, in any insolvency or liquidation proceeding, any request for an order extending or terminating any period during which the debtor (or any other Person) has the exclusive right to propose a plan of reorganization or other dispositive restructuring or liquidation plan therein;
     (4) to seek the creation of, or appointment to, any official committee representing creditors (or certain of the creditors) in any insolvency or liquidation proceedings and, if appointed, to serve and act as a member of such committee without being in any respect restricted by any of the obligations under this Article 11;
     (5) to seek or object to the appointment of any professional person to serve in any capacity in any insolvency or liquidation proceeding or to support or object to any request for compensation made by any professional person or others therein;
     (6) to make, support or oppose any request for order appointing a trustee or examiner in any insolvency or liquidation proceedings; or
     (7) otherwise to make, support or oppose any request for relief in any insolvency or liquidation proceeding that it is permitted by law to make, support or oppose:
               (a) if it were a holder of unsecured claims; or
               (b) as to any matter relating to any plan of reorganization or other restructuring or liquidation plan or as to any matter relating to the administration of the estate or the disposition of the case or proceeding;
(in each case except as set forth in the Intercreditor Agreement).

ARTICLE 12
COLLATERAL AND SECURITY
Section 12.01    Security Documents.
     The payment of the principal of and interest and premium, if any, on the Notes when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Company pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Obligations of the Company and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured as provided in the Security Documents which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture and will be secured by Security Documents hereafter delivered as required or permitted by this Indenture, subject to the provisions of the Intercreditor Agreement.
Section 12.02    Collateral Agent.
     (a) The Collateral Agent is authorized and empowered to appoint one or more co-Collateral Agents as it deems necessary or appropriate, provided, however, that no collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder.
     (b) Subject to Section 7.01, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Second Priority Lien, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Second Priority Liens or Security Documents or any delay in doing so.
     (c) The Collateral Agent will be subject to such directions as may be given it by the Trustee from time to time (as required or permitted by this Indenture). Except as directed by the Trustee as required or permitted by this Indenture and any other representatives, the Collateral Agent will not be obligated:
     (1) to act upon directions purported to be delivered to it by any other Person;
     (2) to foreclose upon or otherwise enforce any Second Priority Lien; or
     (3) to take any other action whatsoever with regard to any or all of the Second Priority Liens, Security Documents or Collateral.
     (d) The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Second Priority Liens or Security Documents.
     (e) In acting as Collateral Agent, the Collateral Agent may conclusively rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7 hereof.
     (f) At all times when the Trustee is not itself the Collateral Agent, the Company will deliver to the Trustee copies of all Security Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Security Documents.

Section 12.03    Authorization of Actions to Be Taken.
     (a) [Reserved]
     (b) The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents to which the Collateral Agent or Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Intercreditor Agreement.
     (c) Subject to the provisions of Section 7.01, Section 7.02, Article 11 and the Intercreditor Agreement, the Trustee may, at the written direction of the Holders holding at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:
     (1) foreclose upon or otherwise enforce any or all of the Second Priority Liens;
     (2) enforce any of the terms of the Security Documents to which the Collateral Agent or Trustee is a party; or
     (3) collect and receive payment of any and all Notes Obligations.
     Subject to the Intercreditor Agreement, the Trustee, at the written direction of the Holders holding at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, is authorized and empowered to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings as the Trustee may deem expedient to protect or enforce the Second Priority Liens or the Security Documents to which the Collateral Agent or Trustee is a party or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents to which the Collateral Agent or Trustee is a party or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent.
Section 12.04    Release of Liens.
     (a) Subject to subsections (b) and (c) of this Section 12.04 and to Section 12.05 hereof, Collateral may be released from the Second Priority Lien created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby. Upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met, the Company and the Guarantors will be entitled to a release of assets included in the Collateral from the Second Priority Liens securing the Notes, and the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent) shall release the same from such Second Priority Liens at the Company’s sole cost and expense, under one or more of the following circumstances:
     (1) to enable the Company or any Guarantor to consummate the disposition of such property or assets to the extent not prohibited under Section 4.10;

     (2) in the case of a Guarantor that is released from its Note Guarantee with respect to the Notes, the release of the property and assets of such Guarantor; or
     (3) as described under Article 9.
     Upon receipt of such Officer’s Certificate and any necessary or proper instruments of termination, satisfaction or release prepared by the Company and otherwise in accordance with Section 12.05 hereof, the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent) shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement.
     (b) Except as otherwise provided in the Intercreditor Agreement, no Collateral may be released from the Second Priority Lien created by the Security Documents unless the Officer’s Certificate required by this Section 12.04, dated not more than 10 days prior to the date of the application for such release, has been delivered to the Collateral Agent and the Trustee (if the Trustee is not then the Collateral Agent).
     (c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then the Collateral Agent) has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.
Section 12.05    Filing, Recording and Opinions.
     (a) The Company will comply with the provisions of TIA §314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any SEC regulation or interpretation (including any no action letter issued by the Staff of the SEC, whether issued to the Company or any other Person). Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA §314(b)(2), the Company will furnish such opinion not more than 60 but not less than 30 days prior to each June 30.
     Any release of Collateral permitted by Section 12.04 hereof will be deemed not to impair the Second Priority Liens under the Indenture and the Security Documents in contravention thereof and any person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Section 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.
     (b) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents and Section 12.04, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 12.04, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.
Section 12.06    Suits to Protect the Collateral
     Subject to the provisions of the Intercreditor Agreement and the Security Documents, the Collateral Agent shall have the authority to institute and to maintain such suits and proceedings as the

Collateral Agent may deem reasonably expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Collateral Agent may deem reasonably expedient to preserve or protect its interest and the interests of the Holders of the Notes in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if `the enforcement of, or compliance with, such enactment, rule or order would impair the Second Priority Liens or be prejudicial to the interests of the Holders of the Notes).
Section 12.07    Purchaser Protected.
     In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.
Section 12.08    Powers Exercisable by Receiver or Trustee.
     In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any officer or officers thereof required by the provisions of this Article 12; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
Section 12.09    Release Upon Termination of the Company’s Obligations.
     In the event (i) that the Company delivers to the Trustee, in form and substance acceptable to it, an Officer’s Certificate certifying that all the obligations under this Indenture, the Notes and the Security Documents have been satisfied and discharged by the payment in full of the Company’s non-contingent obligations under the Notes, this Indenture and the Security Documents, and all such obligations have been so satisfied, or (ii) a legal defeasance of this Indenture occurs under Article 8, the Trustee shall deliver to the Company and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Security Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee, and the Collateral Agent and/or the Trustee shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is practicable.
ARTICLE 13
SATISFACTION AND DISCHARGE
Section 13.01    Satisfaction and Discharge.
     This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

     (1) either:
     (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable or redeemable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of a Lien to secure the deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
     (3) the Company or any Guarantor has paid or caused to be paid to the Trustee all sums payable by them under this Indenture; and
     (4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.
     In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 13.01(1)(b) hereof, the provisions of Sections 13.02 and 8.06 hereof will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
Section 13.02    Application of Trust Money.
     Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 13.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

     If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 13.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s or any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 hereof; provided that if the Company has made any payment of the principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.
ARTICLE 14
MISCELLANEOUS
Section 14.01    Notices.
     Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic image scan or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company and/or any Guarantor:
MoneyGram Payment Systems Worldwide, Inc.,
1550 Utica Avenue South
Suite 100
Minneapolis, MN 55416
[Facsimile No.: (___) __-____]
Attention: [______________]
With a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY 10022-4611,
Facsimile No.: (212) 446-6600
Attention: Ashley Gregory, Esq.
If to the Trustee:
Wells Fargo Bank National Association
45 Broadway, 14th Floor
New York, NY 10006
Facsimile No.: (212) 515-1589
Attention: Corporate Trust Services
     The Company, any Guarantor or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.
     All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or electronic image scan; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
     Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
Section 14.02    Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
     (1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
Section 14.03    Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is reasonably necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
Section 14.04    Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.05    No Personal Liability of Directors, Officers, Employees and Stockholders.
     No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Guarantor, any Company Subsidiary or any direct or indirect parent of the Company, in their capacities as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Section 14.06    Governing Law; Waiver of Jury Trial.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 14.07    No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 14.08    Successors.
     All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.
Section 14.09    Severability.
     In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 14.10    Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.11    Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
Section 14.12    Force Majeure.
     In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
[Signatures on following page]

SIGNATURES
Dated as of [_________], 2008

MONEYGRAM PAYMENT SYSTEMS WORLDWIDE, INC.

By:

Name:
Title:

MONEYGRAM INTERNATIONAL, INC.

By:

Name:
Title:

MONEYGRAM PAYMENT SYSTEMS, INC.

By:

Name:
Title:

CAG, INC.

By:

Name:
Title:

FSMC, INC.

By:

Name:
Title:

PROPERTYBRIDGE, INC.

By:

Name:
Title:

MONEYGRAM OF NEW YORK LLC

By:

Name:
Title:

LONG LAKE PARTNERS LLC

By:

Name:
Title:

WELLS FARGO BANK NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title: